Exhibit 99.1

        Cincinnati Financial Corporation Estimates May 2004 Storm Losses


           -- Catastrophe losses in May expected to total $50 million

                      -- In line with company expectations


    CINCINNATI, June 3 /PRNewswire-FirstCall/ -- Cincinnati Financial Corporation (Nasdaq: CINF) today announced a preliminary estimate of approximately $50 million for May 2004 pretax catastrophe losses resulting from three periods of severe weather between May 17 and May 31. The Cincinnati Insurance Companies' policyholders across 18 Midwestern and mid-Atlantic states were affected by these storms.

   Based on these preliminary estimates, the storm losses are expected to contribute approximately 7 percentage points to the second-quarter property casualty combined ratio. The impact on after-tax earnings per share for the second quarter would be approximately 19 cents. For the second-quarter 2003 period, catastrophe losses were $47 million, contributing 7.1 percentage points to the combined ratio, with an 18 cent impact on earnings per share. (Per share amounts have been adjusted for the 5 percent stock dividend payable June 15, 2004, to shareholders of record on April 30, 2004.)

    Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented, "All of us at The Cincinnati Insurance Companies extend our deepest sympathy to people whose lives have been disrupted by these storms. We assure policyholders in all of the affected communities that we are working hard for your recovery from property losses. At times like these, our local field claims staff and independent agency representatives demonstrate our person-to-person approach and the true value of Cincinnati's insurance coverage and service. Teams of experienced claims representatives are assisting local staff in several areas with a high concentration of reported claims, including Louisville and Lexington, Kentucky and Canton, Ohio."

    Schiff noted, "Through mid-May, we had not incurred any catastrophe losses this year. However, we typically experience heavy property losses due to tornadoes and hailstorms in the second and third quarters, leading to a higher impact in these periods. Our target for the full-year 2004 GAAP combined ratio remains at 94 percent (93.5 percent on a statutory basis). This target anticipates that full-year storm losses will be approximately $90 million to $100 million, contributing in the range of 3.0 to 3.5 percentage points to the full-year combined ratio. We will review our target if further severe weather occurs or as adjustments are needed to these early estimates. Policyholders often require a large window of time to discover and report hail damage."

    "Importantly, excluding these storm losses, underwriting results for the first two months of the second quarter remain healthy," Schiff concluded.

    Cincinnati Financial plans to report final second-quarter results on Thursday, July 22. A conference call to discuss the results will be held at 2:30 p.m. EDT on that day. Details regarding the Internet broadcast of the conference call are posted on the Investors page of http://www.cinfin.com .


    Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company supports the insurance subsidiaries and their independent agent representatives through commercial leasing and financing activities. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information, please visit the company's Web site at http://www.cinfin.com .


    This is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements contained herein involve potential risks and uncertainties. The company's future results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to:

     -- unusually high levels of catastrophe losses due to changes in weather patterns, environmental events or other causes
     -- increased frequency and/or severity of claims
     -- events or conditions that could weaken or harm the company's relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company's opportunities for growth, such as:
         -- downgrade of the company's financial strength ratings, -- concerns that doing business with the company is too difficult or -- perceptions that the company's level of service is no longer a distinguishing characteristic in the marketplace
     -- delays in the development, implementation and benefits of technology enhancements
     -- amount of reinsurance purchased and financial strength of reinsurers -- inaccurate estimates or assumptions used for critical accounting estimates
     -- recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products
     -- sustained decline in overall stock market values negatively affecting the company's equity portfolio, in particular a sustained decline in the market value of Fifth Third Bancorp (Fifth Third) shares, a significant equity holding
     -- events that lead to a significant decline in the market value of a particular security and impairment of the asset
     -- prolonged low interest rate environment or other factors that limit the company's ability to generate growth in investment income
     -- insurance regulatory actions, legislation or court decisions that increase expenses or place the company at a disadvantage in the marketplace
     -- adverse outcomes from litigation or administrative proceedings


    Further, the company's insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

    Readers are cautioned that the company undertakes no obligation to review or update the forward-looking statements included in this material.



SOURCE  Cincinnati Financial Corporation
    -0-                             06/03/2004
    /CONTACT:  Investors, Heather J. Wietzel, +1-513-603-5236, or Media, Joan
O. Shevchik, +1-513-603-5323, both of the Cincinnati Financial Corporation/ /Web site: http://www.cinfin.com /
    (CINF)

CO:  Cincinnati Financial Corporation
ST:  Ohio
IN:  FIN INS
SU:  ERP CCA MAV